Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-185046) on Form S-8 of RMR Industrials, Inc. of our report dated November 28, 2017, relating to the financial statements of CalX Minerals, LLC as of December 31, 2015 and September 30, 2016, and for the year ended December 31, 2015 and the nine months ended September 30, 2016, appearing in this Annual Report on Form 10-K of RMR Industrials, Inc. for the year ended March 31, 2017.

/s/ Hein & Associates LLP

Irvine, California

November 28, 2017